Exhibit 2.2
EXECUTION VERSION
AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT
Reference is made to the Purchase and Sale Agreement dated as of July 23, 2010 (the “Purchase Agreement”), by and among OFS Holdings, LLC, a Delaware limited liability company (“OFS Holdings”), OFS Energy Services, LLC, a Delaware limited liability company (“OFS ES”, and together with OFS Holdings, “Sellers”), Key Energy Services, Inc., a Maryland corporation (“Key”), and Key Energy Services, LLC, a Texas limited liability company (“Key Texas”, and together with Key, “Buyers”). Capitalized terms used but not defined herein have the meaning set forth in the Purchase Agreement.
WHEREAS, Sellers and Buyers desire to amend the Purchase Agreement to supplement Schedules 2.5(a)-1 and 2.5(a)-2 thereto, and desire that, except as set forth herein, the Purchase Agreement shall remain in full force and effect; and
WHEREAS, Sellers and Buyers desire to reflect the consent of Buyers to Sellers’ proposed amendment to the Credit Agreement:
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree to amend the Purchase Agreement and otherwise agree as follows:
1. Amendments.
a. Exhibit 2.5(a)-1 to Schedule 2.5(a)-1 to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex A attached hereto.
b. Exhibit 2.5(a)-2 to Schedule 2.5(a)-2 to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex B attached hereto.
2. Consent. Pursuant to Section 5.4 of the Purchase Agreement, Key hereby consents to the execution and delivery by OFS ES of the First Amendment to Credit Agreement in the form which is attached hereto as Annex C.
3. No Further Amendments. Except as amended hereby, the Purchase Agreement shall remain unchanged and all provisions thereof shall remain fully effective among the parties.
4. Incorporation of Certain Provisions by Reference. The provisions of Section 9.2 of the Purchase Agreement captioned “Governing Law” and Section 9.11 of the Purchase Agreement captioned “Waiver of Jury Trial” are incorporated herein by reference for all purposes.
5. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and originals or facsimile counterparts thereof have been delivered to the other party.

IN WITNESS WHEREOF, this Amendment No. 1 has been executed and delivered by or on behalf of the parties as of this 27th day of August, 2010.

SELLERS: OFS HOLDINGS, LLC
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Chairman

OFS ENERGY SERVICES, LLC
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Chairman

BUYERS: KEY ENERGY SERVICES, INC.
By:	/s/ J. Marshall Dodson
	Name:	J. Marshall Dodson
	Title:	Vice President and Treasurer

KEY ENERGY SERVICES, LLC
By:	/s/ J. Marshall Dodson
	Name:	J. Marshall Dodson
	Title:	Vice President and Treasurer

[Signature page to Amendment No. 1 to Purchase and Sale Agreement]